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                                                                    Exhibit 10.3

                   EMPLOYMENT CONTRACT FOR A MANAGING DIRECTOR

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Applied Films GmbH & Co. KG
represented by its General Partner,
Applied Films Verwaltung GmbH,         -   hereinafter referred to as "GENERAL PARTNER"
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represented by its sole shareholder,
AFCO Deutschland Holding GmbH,         -   hereinafter referred to as the "COMPANY" -

and

Mr. Joachim Nell,
Baumsatzstr. 21
72124 Pliezhausen                      -   hereinafter to be referred to as "EXECUTIVE" -
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conclude the following employment contract for the position as Managing
Director.

Preamble

The Company is one of several subsidiaries of Applied Films Corporation, Longmont, Colorado, USA. As far as the name "Applied Films" is used in this employment contract, it refers to Applied Films Corporation and its affiliated companies.

1. START, POSITION AND DUTIES OF EXECUTIVE

1.1 The Company will employ Executive beginning on January 1, 2004, as managing director. Executive will be appointed as one of two managing directors of the Applied Films Verwaltung GmbH, the General Partner. His main place of work will be Alzenau. Executive agrees that his place of work could change according to the Company development. His position as Executive Vice President Sales & Marketing and managing director requires national and international travel activities.

1.2 Executive is, together with the General Partner's managing director in charge, responsible for the management of the Company in accordance with the law, the rules and resolutions of the General Partner's shareholder general meeting and the relevant Company rules with the required due diligence. His duties entail any tasks expressly assigned to him by law or applicable by-laws.

     Executive shall perform his duties by observing the diligence of a prudent business person and in accordance with the general and specific directives or Instructions given by the Chief Executive Officer or the Executive Team of Applied Films Corporation.


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1.3 Executive will act as a member of Applied Films Executive Team. His tasks will entail the responsibility for Worldwide Sales and Marketing. Applied Films Sales and Marketing organizations worldwide will report to him.

1.4 The Company may entrust Executive with other or additional duties in the Company and within Applied Films group and may appoint Executive as managing director of other companies within the affiliated group.

2. TRANSACTIONS SUBJECT TO CONSENT AND OTHER LIMITATIONS

2.1. In terms of the management of the Company Executive shall be bound by the restrictions of the Company agreement (by-laws), the resolutions of the General Partner's shareholder general meeting, the rules of procedure, the business distribution plan and this contract. In addition, the legal regulations shall be applicable.

2.2 Decisions that are of fundamental importance for the business in legal, economic or other terms require the prior approval of the General Partner's shareholder general meeting or the CEO or Executive Team of Applied Films Corporation.

2.3 Executive shall notify the General Partner's shareholder general meeting and the Executive Team of Applied Films Corporation continuously and promptly in relation to all major business issues and each General Partner's managing director shall inform one another accordingly. Executive is obliged to forward his reports also directly to the Chief Executive Officer or other person as required by the Executive Team of Applied Films Corporation.

2.4 The General Partner's shareholder general meeting or the Executive Team of Applied Films Corporation may at any time extend or reduce the scope of transactions requiring prior approval.

3. WORKING TIME, EXCLUSIVE EMPLOYMENT FOR THE COMPANY

3.1 Executive is not bound to specific working hours. However, he shall be available at any time as and when the interest of the Company so require.

3.2 Executive shall dedicate all his efforts to the Company and shall work exclusively for the Company. Executive shall not accept membership in corporate bodies of other companies (such as the Board of Directors, Supervisory Boards or similar bodies) or act as a consultant for other companies without the prior approval of the General Partner's shareholder general meeting and/or the Executive Team of Applied Films Corporation. The same also applies to any direct or indirect participation in other companies.


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4. REMUNERATION

4.1 Executive will receive an annual base salary of EUR 190,000.00 paid in twelve monthly installments of EUR 15,833.33. The remuneration includes compensation for any overtime and extra work.

Executive shall keep the amount of his remuneration confidential.

4.3 During the term of this agreement, the Company will continue to fund the Executive's direct life insurance from Deutscher Herold or Allianz at a rate of 1,742.46 Euros per year.

4.4 Executive will be eligible for medical, dental and life insurance coverage offered in common practice by the Company.

5. STOCK OPTIONS

     The Company typically grants each quarter to Executive Team members stock options for the purchase of Applied Films Corporation's common stock in amounts determined by the board of directors. Once approved by the Board of Directors, the options are granted according to the Stock option plan of Applied Films Corporation. Further determination of Executives rights under this plan are subject to a separate agreement. An initial stock option grant of 20,000 shares will be granted upon the first date of hire after approval of the Board of Directors of Applied Films Corporation.


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6. COMPANY CAR

     The company will provide Executive with a company car (Audi A6 or comparable class) for the duration of this employment contract. Executive is entitled to use the car for private travel. The tax burden (cash benefit) arising form the provision of a company car shall be borne by Executive. The use of this car is restricted to family members and members of Applied Films.

7. MOVING EXPENSES

7.1 The Company will cover Executives moving expenses for properly documented transportation.

If, within two years of the date hereof, Executive terminates the employment contract without serious cause given by the Company, or Company terminates the employment contract for serious cause attributable to the Executive, Executive shall repay to the Company any moving expenses received from the Company, provided that each two months period of employment reduces the Company's claim for repayment by 1/12.

7.3 The company will pay up to 3 months temporary housing during the relocation period.

8. REIMBURSEMENT OF TRAVEL EXPENSES

     The Company reimburses Executive's expenses, if evidenced and necessary for the execution of his work according to the guidelines of the Company and within the limits stated by statutory tax law provisions as amended from time to time.

9. CONTINUATION OF PAYMENT

9.1 In the event of incapacity for work because of sickness or accident, Executive shall continue to be paid for a period of six weeks or any shorter or longer period as required by the applicable law. With effect from the seventh week, the company shall pay for a period of 3 months a per diem sickness indemnity that will cover the difference between the gross sick pay provided by the statutory health insurance company and the regular net payment.

9.2 If a third party is liable for damages in respect of incapacity pursuant to subsection 1, Executive hereby assigns his claims against such third party to the Company up to the amount of the continued remuneration payments; the Company hereby accepts such assignment.


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10. VACATION

10.1 Executive shall be entitled in accordance with the policies of the Company to 30 days of vacation. Working days are all calendar days which are neither Saturdays, Sundays or legal holidays in Bavaria. Executive shall time his vacation as best serves the needs of the Company and in agreement with the CEO of Applied Films Corporation.

10.2 In the event that Executive shall be employed by the Company for only part of a particular holiday year, his annual vacation entitlement for that year shall be, regardless of the regulations of the Federal Vacation Act, reduced proportionately.

11. TERMINATION

11.11 During the first three month after the date of commencement, the employment contract may be terminated by giving 4 weeks' notice effective to the end of a calendar month. Thereafter the agreement shall be terminated upon 6 month notice effective as of the end of a calendar month.

11.2 In the event of the employment contract being terminated, the Company shall be entitled to release Executive from his work during the period of notice and to deduct remaining vacation claims accordingly. Upon release from the provision of his services, Executive shall immediately return the company car and all objects concerning the Company and all objects issued by the Company to Executive, including cell phones, books, electronic files, documents etc. without retaining any duplicates or copies thereof.

11.3 Extraordinary notice of termination, effective immediately, may be given for an important reason.

11.4 Any notice termination must be given in writing.

11.5 This employment contract will automatically terminate upon the day on which Executive reaches the age of 65.

12. CONFIDENTIALITY

     Executive may not disclose any trade and business secrets which become known to him during his employment as well as all other trade and business matters explicitly designated by the Company as confidential. Executive is obliged to maintain strict confidentiality in relation to all issues, intellectual property and documents that become known to him during the course of his work either on the part of the Company or Applied Films. Executive remains bound by this confidentiality provision even after termination of his employment.


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13. FINAL PROVISIONS

13.1 This employment contract shall be governed by and interpreted in accordance with the laws of the Federal Republic of Germany. This contract will supersede any prior written or oral agreement between the parties.

13.2 Any amendments or additions to this employment contract shall be made in writing to be effective.

13.3 Should any provision of this contract be invalid or unenforceable, this shall have no affect upon the validity of the remaining provisions of this contract. The invalid provision shall be replaced with a valid one that would have been agreed by the parties in order to achieve the required economic purpose if they had been aware of the legal position at the time when the contract was concluded.

Pliezhausen, 27.10.2003
Place, date


/s/ Joachim Nell
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(Joachim Nell)

LONGMONT, COLORADO, USA 10/27/03
Place, date


/s/ Lawrence D. Firestone
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Lawrence D. Firestone
As managing director of AFCO Deutschland
Holding GmbH

30/10/03
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Place, date


/s/ Jim Scholhamer
----------------------------------------
Jim Scholhamer
As managing director of AFCO Deutschland
Holding GmbH


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